Tel: 602-956-3400
Fax: 602-956-3402
www.bdo.com

2555 E. Camelback Rd, Suite 750
Phoenix, AZ 85016

July 16, 2020

Mr. Leigh Feuerstein, Audit Committee Chair
Mr. Sam Montes, Chief Financial Officer
IMH Financial Corporation
7001 North Scottsdale Road, Suite 2050
Scottsdale, AZ 85253

Dear Mr. Feuerstein and Mr. Montes:

This is to advise you that BDO USA, LLP hereby resigns as the independent auditors for IMH Financial Corporation and L'Auberge de Sonoma Resort Fund, LLC effective immediately. We appreciate the opportunity to be these companies' auditors for the past many years. We have completed all outstanding engagements, and currently do not have any open engagements with either company.

Sincerely,

BDO USA, LLP